Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

IMH - Q4 2007 Impac Mortgage Holdings, Inc. Earnings Conference Call

Event Date/Time: May. 21. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

Justin Moisio

Impac Mortgage Holdings, Inc. - Investor Relations

Ronald Morrison

Impac Mortgage Holdings, Inc. - General Counsel

Joseph Tomkinson

Impac Mortgage Holdings, Inc. - Chairman, CEO

Bill Ashmore

Impac Mortgage Holdings, Inc. - President

Todd Taylor

Impac Mortgage Holdings, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Matthew Howlett
Fox-Pitt Kelton - Analyst

Bruce Wilcox

Cumberland Associates - Analyst

Howard Amster

Ramat Securities - Analyst

Mike Buttick

- Analyst

Bob Carnavac

- Analyst

Rob Waldemuth

- Analyst

PRESENTATION

Operator

Good morning. My name is Bobbi Jo, and I will be your conference operator today. At this time, I would like to welcome everyone to the year end 2007 conference call. All lines have been placed on mute to prevent any background noise. After the speakers ‘ remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS). Thank you.

Mr. Moisio, you may begin your conference.

Justin Moisio - Impac Mortgage Holdings, Inc. - Investor Relations

Good morning, everyone and thank you for joining Impac Mortgage Holdings’ year end 2007 conference call. During this call, we will make projections and other forward looking statements in regards to, but not limited to, GAAP and taxable earnings, cash flows, interest rate and market risk exposure, and general market conditions. I would like to refer you to the business risk factors in our most recently filed form 10-K, and other reports filed under the Securities and Exchange Act of 1934. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements. In addition, in this call we will make projections and discuss non-GAAP measures in talking about our company’s performance. You can find the reconciliation of these measures to GAAP measures in our press releases on our website at ImpacCompanies.com under stockholder relations. Finally, this presentation including outlook and any guidance is effective as of the date given, and we expressly disclaim any duty to update the information herein. I would like to get started by introducing Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Good morning, and I want to thank everyone for attending this morning, and for their patience. It has been a long, difficult time getting this 10-K done. And having prefaced that. I would go into my prepared remarks, and I hopefully after that will have a good question and answer series. Also with me today is Bill Ashmore, the President of our companies, Todd Taylor, our Chief Financial Officer and also Ron Morrison who is on the phone, our Chief Legal Counsel.

Before I review the summary of our ‘07 financials I wanted to thank everyone on the management team. They did — they made extraordinary efforts in getting us through as what I see as the most tumultuous year in the mortgage industry. Last year we have seen over a hundred of our peers go out of business either through acquisition or through bankruptcy. Our tenacity and the ultimate survival is truly an accomplishment of this management team. I will give you a brief overview of the results of ‘07 and then we will get deeper into it, and explain it further hopefully through the questions and answers. Due to the continued deterioration in the real estate market during the fourth quarter, the company again had to significantly add to its loan loss provisions as reflected in our financial statements. For the year ended, the 2007 GAAP net earnings were loss of $2 billion or $27.10 per common share, as compared to a loss of $75.3 million or $1.18 per diluted common share for the year ending 2006.

The increased loss is primarily due to a $1.4 billion increase in the provision for loan losses causing the company to report a stockholders deficit of $1.1 billion as of December 31st, 2007. An increase in the provision reflects higher estimated losses stemming from higher delinquencies combined with higher defaults, increased severities, a deterioration in the overall real estate market and economic conditions as well as the seasoning of the long-term investment portfolio. The stockholders deficit is created primarily because the company is required under GAAP to record an allowance for future loan losses that reduces the assets in or consolidated trust below the balance of the related liabilities, resulting in a negative equity in investment in certain consolidated trusts. I would like to reiterate that the trust agreements are non recourse for which company cannot ultimately lose more than its original net investment in each trust. Therefore, the company is not responsible for the losses in excess of the net equity investment, and subsequently is not required to advance any cash to the trust for credit or derivative losses. This year the company plans to adopt FAS 157 and 159 as of January 1st, 2008. The company has not completed this analysis to implement these FAS, although the affect is expected to increase the stockholders equity anywhere from $1 billion to $1.2 billion when the analysis is completed.

During the second half of 2007, the company discontinued funding loans. Because of this, the company discontinued the following businesses: the nonconforming mortgage operations, the commercial operations, the retail operations, and the warehouse lending operations. The financial statements now reflect these businesses as discontinued operations. The company’s discontinued operations had a net loss of $393.4 million for 2007 compared to a loss of $83 million for ‘06. During the third and fourth quarters, the secondary market collapse resulting in significant writedowns for the company’s remaining unsold loans and additional losses on the loans that were eventually sold. As a result the discontinued operation losses primarily due to an increase from 2006 of the following impairments: a decrease of $88 million in gains from the sale of loans. An increase of $27 million in the provision for repurchases and an increase in changes to expense of $145 million for the change in valuations of loans held for sale. The company has recorded all expected write downs necessary to wind down these remaining operations.

At year end, 2007, the company had a total assets of $17.4 billion as compared to $23.6 billion at the year end of 2006. In regards to net interest income, the company did see an increase of $108 million or 174% as compared to 2006. This increase is primarily due to net interest margins on mortgage assets increasing by 46 basis points to 0.31% for 2007 as compared to 15 basis points for all of 2006. The company’s loans have adjusted upward due to resets and the layering of additional mortgage loans at higher rates while the yields around borrowing costs have remained relatively flat from 2006 to December 2007. Also we have seen a decline in the mortgage prepayment speeds. Our estimated taxable income — our estimated taxable income was a loss of $136 million or $1.79 per diluted common share for 2007 as compared with earnings of $79.5 million or $1.05 per diluted common share for ‘06 as a result of increase in losses from REO additions and an increase in expected loss severities when the REO is ultimately sold.

With respect to credit performance of the balance sheet as of December 31st, ‘07, nonconforming assets which we defined as 90 days or more delinquent and include mortgage loans in foreclosure, delinquent bankruptcies and REOs was $2.5 billion or 14.6% of the total assets compared to $1 billion or 4.3% of total assets at December 31st, ‘06. Despite the fact that delinquencies continue to rise, we are encouraged by our loss mitigation activities. Our default management team working with the master servicing department has completed significantly more loan modifications so far in ‘08 than all of ‘07. Further, during the first quarter of ‘08, we completed over 3900 work outs which includes loan modifications and which was our best quarter ever. In addition, over the past four months, we have seen a stabilization of the 60 and 90 day delinquent categories. With regard to REO’s, they represented $412 million of the non performing assets at December 31st, ‘07, as compared with $161 million as December 31st, ‘06. Currently our loss mitigation department has a little over 84% of all the REOs that are 200 days plus old either under contract or currently listed.

Our 2008 outlook, 2008 as I said back in July will be a year of recovery and cleanup for the company and the entire mortgage industry. The company’s main focus has been to were preserve our liquidity and reduce the remaining contingent liabilities of the company. This includes taking steps to reduce the operating costs including reducing our staff and our lease costs to a level at which the cash flows from the long-term mortgage portfolio and the master servicing portfolio which support the company’s ongoing operations. As of March 31st, 2008, the company had a total of 137 full-time and part-time employees compared to 868 employees at the end of July ‘07. This was a drastic resizing in ‘07 and was a very painful process for the company. However, the reduced work force does reflect the realities of the current marketplace.

Most important for ‘08 is our outlook for our improved cash flows and the liquidity of the company. There are several reasons for the improvements which I will now outline. First, was the action taken by the Federal Reserve to reduce the federal funds and discount rates which is expected to have a positive impact on our projected cash flows from the long-term investment portfolio. Second, the company is continuing to maximize the cash flows from its trust through aggressive loss mitigation and collections. Third, was the reduction of the liabilities from outstanding repurchase claims. Of the $159 million in repurchase claims, at December 31st, 2007, the company has resolved $108 million of these claims since the first of this year. This significant reduction and contingent repurchase liabilities was accomplished through negotiated settlement with the counterparts at substantial discounts with a minimum of capital to settle these claims. Fourth, is the expected increase in our revenue from our service agreement with our real estate marketing and auctioneer provider. In 2007, they auctioned off between 570 and $1 billion worth of real estate properties and our new projections for 2008 exceeds $3 billion in auctions for ‘08.

Therefore, we expect these items to have a positive impact on our cash flows. We are projecting gross cash flows now in the 12 months from March 2008 to be 70 to $85 million. This is a major increase from our 40 to $50 million projections made during our third quarter conference call. A breakdown of the gross cash flow is as follows: approximately 50 to $60 million is from our residual interest in our long-term investment portfolio. 15 to $20 million is from our real estate auction services agreement and 5 to $6 million is from our master servicing operations. In addition to announcing an increase in our cash flow projections, the company has also increased its cash position since December 31st, 2007.

As of March 31st, 2008, the company had over $33 million in cash compared to $26.5 million at December 31st, 2007. Furthermore, the company has been successful as I mentioned earlier, settling in over $100 million in repurchase claims in 2008. As stated on our previous conference call, one of our first priorities going forward was to continue to work towards eliminating margin call exposure on the remaining borrowings on our balance sheet. Therefore, we continue to actively negotiate with our primary warehouse lender or lenders towards finalizing a term facility with possible extensions for up to 30 months for the balance of loans on the warehouse line. If successful, this will allow the company to maximize the recovery on the loans during the term of the facility. Accomplishing this combined with the aforementioned substantial reduction of repurchase liabilities is expected to significantly reduce the remaining contingent liabilities of the company.

To date the company has been able to continue operate through unprecedented market interruptions and to survive. This was accomplished without diluting its shareholders and as a result the company has put itself in a better position to try to build back value for the common shareholders. As we have reiterated before, we are constantly exploring different.strategies to build back value which include but are not limited to the implementation of the restructuring the capital make up of the company as well as identifying business opportunities we believe we can execute to take advantage of the current and anticipated market conditions. Before I close, I want to announce that earlier this week and this is a major milestone — the company was notified that our motion dismiss the purported class action lawsuit which was originally filed in January of ‘06 was granted by the court without prejudice — with prejudice — excuse me — and from what I understand with prejudice means is that the court case is finally dismissed and they can file no other claims against the company in regards to that lawsuit. That was a huge overhang for the company and we always felt that it would be dismissed and we are glad to have that finally behind us.

In closing, we would like to apologize to all our shareholders for what appears to be a lack of communication. The company is being extremely cautious to only disclose information that has been finalized or properly characterized as is in progress. We want everyone to be aware that many of the things we have been and are working on have taken significantly longer than expected. However, with the filing of our annual financials, we hope we will be able to solidify some of our strategic initiatives that we have been working on. I want to thank everyone for their continued support and their patience.

Now, I’m going to go off the prepared text and I will speak a little bit extemporaneously here which always makes my Chief Financial Officer nervous. My Legal Counsel cringes. I think it is really important to stress to the shareholders what the company has been going you through. In all the years I have been in this business, I have never seen a meltdown like what we have experienced in July and August of ‘07. But what the company did not do is we never walked away from any of our obligations with any of our vendors, with any of our warehouse lenders. We stood up I think in — by I don’t know, somewhere around the end of September ‘07 — we had paid out in either cash or collateral, almost $100 million in margin calls. Through the efforts of Bill Ashmore, we negotiated our way out of 5, I think, Bill, repurchase warehouse lines with no further liabilities to the company. We have two warehouse lines that are left. On one of them it was up to as much as close to $100 million. We are now down

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

3.1.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

$3.1 million remaining on that line and we have successfully worked those loans off either through sales or refinances. The last remaining warehouse line it was as high in September somewhere around 350 million; is that correct? Am I the only one —

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

I think it was higher than that.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

450 million.

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

Yes, around that.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

About $450 million. Since then we have paid off, refinanced it down to somewhere around $230 million as existing balance. We have agreed with this major lender in principle to create a long-term financing facility and we are in the throes of finishing that right now. The lender has been one of the best lenders I have ever worked with, and probably one of the most common sense lenders and through their efforts and our efforts, we have mitigated several million dollars of additional losses not only for us but also for them. We are — we continue to pursue the initiative of buying a small servicing platform. We think on a go forward basis that what we need to do is take more control over our own servicing and so we are in final negotiations of buying a small servicing platform that will come with approximately a billion dollars of servicing. This as I mentioned earlier will give us more control over our own destiny and most importantly, on a go forward basis, and the mistake I see out there — a lot of people are running around raising money saying they are going to go out and buy distressed assets and they are going to buy scratch and dent — of course, we have looked at that but we have taken the posture of laying in the weeds. We also felt that it was too early to enter that market especially if you didn’t have the ability to control the servicing.

Back in 2006 — January of ‘06, I think we were a bit ahead of the curve. We literally took our fundings from 1.5 billion to $2 billion a month and Bill and I looked around and said this market doesn’t make any sense. We didn’t like what we saw, what was going on and we literally shut production down to somewhere between 300 and $350 million a month. We also sometime in November of ‘06, we saw what we thought would be an avalanche of foreclosures and the market further deteriorating and we went out and we helped form an auction company as an alternative method of disposing of REOs. The other thing that we didn’t do last year in the summer of ‘07 when people were running around panicking, we didn’t take additional moneys. We didn’t give the company away. We didn’t dilute the company any further than what the losses had already done to the shareholders. We always said that what we were going to do was lay in the weeds and watch this market and take the opportunities as they came to us and as time goes on, we are seeing more and more of those opportunities avail themselves to us.

Do you have anything? I think that pretty well summarizes everything other than a lot of our losses that we experienced again were due to the discontinuation of operations. It is not a difficult thing, especially in California, to wind down a company our size. You have a lot of regulatory hoops that you have to jump through. You have to give employees 60 days worth of notice. You have to continue to pay them and we succeeded in doing all of those things that were necessary without any major lawsuits, without — in fact, I don’t think we ever had a lawsuit from employees — and we did our best to take care of our employees. We did our best to take care of our financial partners and our warehouse lenders. Since ‘07, last year, somewhere around $168 million in repurchased claims that we saw, we settled — and again, these are not audited numbers — I’m just trying to give everyone a good flavor of what we have been up against — we settled 557 claims for $131.9 million and yet after all of that, we have increased our cash position from ‘06 to the first quarter of ‘08.

So now that I have made everybody at this table cringe, I’m going to go ahead and open up the lines for any questions that you have.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). We will pause for a moment to compile the Q and A roster. Your first question comes from the line of Matthew Howlett.

Matthew Howlett - Fox-Pitt Kelton - Analyst

Thanks for taking my question. Congratulations on getting the K out and it looks like putting the worst of things behind you. The question is on the new business activities that Joe you alluded to. It looks like you will be potentially buying distressed loans, servicing them and earning a return on them. Could you elaborate on them how much capital you are looking to dedicate to this business and what type of returns you could receive from them?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Well, that’s a good question that I’m not really prepared to answer in any detail. As I look around at the general overall condition of the industry, there is — we see a lot of opportunities and I’m not so sure that the smartest opportunity is just going after distressed mortgages. I think a lot of people have probably already had their heads handed to them when they started buying these assets last summer. I continue to believe that there is going to be further deterioration in the marketplace. So it would be a little bit premature for me in this conference call to give any kind of numbers. What I’m looking at more so is doing more of a bar bell affect where we may take some of our capital and invest in some of the triple A securities that are out there.

We may take and look at small home loan portfolios where perhaps banks have good product on their balance sheet but because of other economic factors have to unload some of the balance sheet. I think now that we have gotten through what I think is the major issues that were facing the company, we can now take a look and start circling those areas that we want to go ahead and invest in. Having said that, before we can do any of that, I think it is paramount to get a small servicing platform and that’s one of the things that Bill Ashmore has been working on, and as I mentioned earlier, I think we are done with the negotiations and now we turn everything over to the attorneys and hopefully we can get those documents turned.

Matthew Howlett - Fox-Pitt Kelton - Analyst

From a bottom line perspective, do you see this new business adding to the projected 70 to $85 million in gross revenue this year and then potentially on top of that next year.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

No, I don’t think it is going to do anything for ‘08. I think — as I said back in July of ‘07 and I reiterated in this conference call, ‘07 was a disaster for everybody. There is over 100 of our competitors that are gone through bankruptcy or acquisition. ‘08 as I said, is going to be a year of simply cleaning up and reassessing the marketplace. Having said that, if you take a look around and there is so much negative news about the mortgage industry and the collapse of the housing market and everything else. I have been doing this for a lot of years and this is another cycle that we have seen in the past, albeit nothing so great as this if you look at everything from 10,000 feet up the mortgage industry is the largest industry in the United States. It is just fragmented.

The smoke test will tell you that where there are vacuums in the past people will be in a position to fill the vacuums and that is the position that the company is taking. So ‘09 is going to be the year that we really begin rebuilding the company. Right now we are establishing our foundation. When I take a look at our cash positions and I think back to 12.5 years ago when we first took the company out again as a publicly traded REIT I think our first offering was around $40 million and the stock was trading at $10 and today we are roughly the same size. We have eliminated probably 90% of all our contingent liabilities and yet we still have the brain trust and the infrastructure to move forward and do things a lot smarter.

Matthew Howlett - Fox-Pitt Kelton - Analyst

Great. And just the last question, how does the company view reported book value post 159 and 157, and I say that in respect to the cash that could come from the company, and the second question reported book value which could be from anywhere between, positive 50 million to 122, does that include the value for the auction business?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

No. No value for the auction business.

Matthew Howlett - Fox-Pitt Kelton - Analyst

Is there a sense of how much that could be potentially worth?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

The auction business is the business that is designed to go out of business, so I put no value on it other than what cash we get out of it. That’s the tack that I take.

Matthew Howlett - Fox-Pitt Kelton - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Bruce Wilcox.

Bruce Wilcox - Cumberland Associates - Analyst

Good morning, guys. I’m curious on the estimate of master servicing cash flows that you gave earlier, 5 to $6 million, that portfolio as of the year end was about $20 billion, figure in the 10-K, is that — A, can you update us where that is and B, can you — the size of the total portfolio such as the master servicing and secondarily, is that 5 to $6 million net of any direct costs or is that the gross revenues?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Gross revenues, Bruce. Do you want to answer his first question?

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

As far as the portfolio size and what is going on with the portfolio size it was about $20 billion around the end of the year. That is as portfolio runs off, that will be declining over time and to date it is probably similar size but the master servicing is — cash flows represent the three bps of servicing strip we get off the portfolio plus any flowed interest.

Bruce Wilcox - Cumberland Associates - Analyst

Another question on interest, the non interest expense level which I think came in something like $26 million for the year. Are you running any of your actual cash expenses for personnel facilities, any kind of that overhead through discontinued operations right now?

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

Some of the personnel costs that were there that are helping us wind down the operations is associated with the discontinued operations are included in discontinued operations, yes.

Bruce Wilcox - Cumberland Associates - Analyst

The number that we saw and I think in the quarterly break out I think was something like 6.9 — I’m doing this from memory that is sort of a good indicator of what the run rate for the continuing ops is?

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

Yeah, I would say that the operating costs we have continued to reduce that infrastructure and reduce that cost on a run rate basis. So I’m not sure that would be a good indicator on a run rate —

Bruce Wilcox - Cumberland Associates - Analyst

It would be a very conservative indicate tore because it is running lower.

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

Right.

Bruce Wilcox - Cumberland Associates - Analyst

I think that will do me for now. Thanks guys.

Operator

Your next question comes from the line of Howard Amster.

Howard Amster - Ramat Securities - Analyst

Bill, Joe, thanks for getting all this done and it looks like you are really on the path to things looking quite a bit better. Could you just go over how you see the auction business a little bit more in detail this year, and a little bit more clarity. The $5 million, is that the 3 basis points you get for the master servicing? And what about the cash flows from the residuals you have? If you could go over those, I would appreciate it.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

The $5 million that I mentioned is from master servicing. The cash flows from the residuals have continued to stay rather static, mainly because the decrease in the — our borrowing costs and the slow down on the prepayments and then our servicing agreement with the auction business. The auction business is doing very well. I don’t have any hard numbers to give you right now, nor would I, other than it’s a short-term business. We entered in it as a way — a more efficient way of removing our own REOs, and we were successful in creating a small business out of it that for this year will give us some fairly significant cash flows. But like I said before, that’s a business that is made to go out of business. I don’t know how long that business will be there, but as that business declines, then what we have found in the past is the mortgage business or the housing market conversely improves.

Like I said, we are taking our time. My first and foremost obligation, as I said to my employees last summer, was protect the company, and the way to protect the company is to eliminate any lawsuits, which we got rid of a very major lawsuit, protect ourselves from any further margin calls, which we basically effectively have done, and now, we are going to continue to reduce our expenditures. Our last big contingent liability really — correct me if I’m wrong, Todd — is the building in which we currently are in, but we have people that have shown strong interest in taking over approximately 100,000 square feet, which will again reduce our out-of-pocket expenses significantly. So that’s the best that I can answer your question. I know it is not answering it directly but that’s the best I can do right now.

Howard Amster - Ramat Securities - Analyst

Thank you very much.

Operator

Your next question comes from the line of [Mike Buttick].

Mike Buttick — Analyst

Could you address again the ready cash, the burn rate and how this will affect or not affect the preferreds?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Sure. Todd, you want to —

Todd Taylor - Impac Mortgage Holdings, Inc. - CFO

I’m sorry. Can you clarify that question, the cash that we have available to us now?

Mike Buttick — Analyst

Correct.

Todd Taylor - Impac Mortgage Holdings, Inc. - CFO

I think as Joe mentioned that we were — at March we were somewhere around 33 million in cash. We have continued to be in a similar cash position to date.

Mike Buttick — Analyst

And the burn rate on that cash? Pardon me? How fast are we using it up?

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

We are not using it up. It is growing and as far as the preferreds, we have never ever discontinued a payment to the preferreds, nor do I plan to.

Mike Buttick — Analyst

That answers —

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Dividends are all subject to the board of directors. They are the ones that make that final decision but as far as I’m concerned — like I said back in ‘07 — this company is going to maintain all its obligations. We are not walking away from anything and the last thing I remember saying very, very strongly in July and August ‘07, I had no intention whatsoever of ever declaring bankruptcy as opposed to a lot of people that went out there and did that.

Mike Buttick — Analyst

That answers my question. Thank you.

Operator

Your next question comes from the line of [Bob Carnavac].

Bob Carnavac — Analyst

Joe, three quick questions, the — I think you guys answered this one earlier. I want to get it in my head straight, the cash flows are estimated 70 to $85 million but the question I believe Bruce asked earlier, normalized expenses if we are looking at ‘08, could you give us a ballpark estimate normalized —

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

I’m sorry but we are still looking to reduce our expenses so I don’t have a figure for you on normalized expenses, but obviously, our expenses have gone down significantly and our cash flow has improved. If you look at the fact that we were at $26 million roughly at the end of ‘07 and now we are at 33 million — that’s after paying our dividends and settling repurchase claims — the remaining repurchase claims as far as I’m concerned are basically insignificant. You know a lot of people make a lot out of repurchase claims because in our business, that’s standard operating procedures. The first thing that an investor does is take a look at a loan and he will say do I want to loss mitigate this, or do I want to try to get the seller of the loan to repurchase it? And of course, that’s the first thing they do, but we have been successful in defending or mitigating those repurchases for, you know, pennies on the dollars. Of course, you know, here is something else to remember, we haven’t been originating loans since July of ‘07. So as time goes on, because we haven’t been selling any loans, then you are going to continue to see a decline in future repurchase demands. What does that mean as far as cash flows? If our cash flows remain static, our burn rate goes down because we are not spending any capital to settle repurchase claims.

Bob Carnavac — Analyst

Right.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

So I really believe that this company is — we are through the worst of it.

Bob Carnavac — Analyst

And Joe, the second question on the repo claims, doing the math it looks like you are down to $50 million and you just said at least in your mind you feel it will be a fairly de minimus amount of cash out for the company. Would that be correct?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Absolutely. If you look at the total claims in July of ‘07 — I don’t know they were — do you recall? Something around 168 million —

Bill Ashmore - Impac Mortgage Holdings, Inc. - President

Over 150 million.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

It was over $150 million and we settled — what did I say earlier? 131 million of it with very, very little bit of capital. Now, when I say settled it, I mean we will go ahead and we will take a look at the reasons that the investor is putting it back to us for a repurchase, we will go back and reunderwrite the file. It may have been a missing document. It could have been a servicing error. Had nothing to do really with the loan and those loans that were say fraudulent or were a early payment default, where we were required to buy them back, we bought them back and we disposed of them and that’s reflected in the losses that we recorded.

Bob Carnavac — Analyst

And my final question you had — at year end you had $318 million in short-term repo financing and you said earlier March 31st you were down to according to my notes, 230 million I think you said on the call —

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Yeah, approximately.

Bob Carnavac — Analyst

Roughly, approximately, and you hope to have that resolved within the next quarter would that be fair?

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

No, what I said was we are in the throes of finishing and resolving that right now. We have agreed on principle and, I expect that that will be resolved very, very shortly. I mean, it has been a pleasure to work with a bank that actually understands the marketplace and as a result, they are saving themselves a lot of money and we are saving ourselves a lot of money not to mention the fact that once we have finished doing the documentation, that relieves us of any future margin calls and converts it from a short-term borrowing to a borrowing that is hopefully — let me rephrase that.

Any time I say any future margin calls, the accountants and the attorneys fall over dead here. It mitigates it significantly but doesn’t remove all of the risk but of course we are in the risk business and I think our track record shows that we have done a pretty good job in mitigating risk and keeping the company there without going out and getting smart money and putting it after stupe mid money which a lot of guys have done and they have basically given away their companies. We are working real hard to resolve that last repo line and convert it to a long-term facility.

Bob Carnavac — Analyst

Congratulations I don’t know if any of the lenders in the country have done better net net than you guys and congratulations and it looks like the future is lot rosier in ‘07.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

What is the stock, $1.05?

Bob Carnavac — Analyst

It is up $0.15 cents since the call which isn’t a lot but percentage wise is a lot.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Hold onto your hat.

Operator

A follow-up question from the line of Bruce Wilcox.

Bruce Wilcox - Cumberland Associates - Analyst

I forget to ask something earlier in your 8-K you put out on the 13th there was a reference that you may experience a loss of the first quarter 2008 I assume from what has been said earlier that even if you reported a GAAP loss, it is likely that you will be cash flow positive? There is a reference to – I don’t know what really that statement meant and with regards to that, can you give us a guesstimate as to when you think you may have your Q out?

Todd Taylor - Impac Mortgage Holdings, Inc. - CFO

I think we reported I believe it was in the 12 — we reported that we were expecting it to have a GAAP loss in first quarter but that is not cash. We expect cash to still be what Joe reported as far as a stabilized position. As far as the first quarter Q, most likely we will be filing a 10-Q in July.

Bruce Wilcox - Cumberland Associates - Analyst

Okay.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Let me kind of add to that. Because of the nature of what has gone on in the marketplace, our accounting department is — has had a very, very — not difficult — I will say trying time as far as documenting everything and you have to go back and reevaluate everything, the discontinued operations. We were forced as good business — just good business sense. There is no business. You have to let staff go and you had to do it in a very judicious way. My philosophy has always been, if you have to cut deep and do it as quickly as you possibly can. That left Todd very under staffed and as a result it slows everything down and of course it is a two edged sword, you are doing the right thing for business but the accountants think you don’t have enough resources to finish everything in a timely review therefore we will give you a material weakness. I don’t necessarily view that as a material weakness. I view that as a material strength. You are doing what is right ultimately for the company.

Having said that, I have instructed the accountants because we do not want to be a target for anymore unfair class action lawsuits, they are taking their time. They are going through everything. I mean, our outside auditors, they have dug so deep as far as the paperwork and back up documentation — I mean, I’m giving my parking validation now to show them I was here today — I’m being a little bit facetious. But that’s how deep they have been doubting everything. In this market, rightfully so. We will not make any real money in ‘08. I have said that over and over again but we haven’t given anything away. As I mentioned earlier 12.5 years ago we had the same amount of capital. We had basically no business other than some ideas and our stock was trading at $10. We are in a much better position today.

Bruce Wilcox - Cumberland Associates - Analyst

Joe, you said you were not going to make any money, but based on the estimates you gave earlier, you will be meaningful cash flow positive.

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Absolutely. I’m sorry.

Bruce Wilcox - Cumberland Associates - Analyst

That will do me for now.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

We will be in a hell of a better position than we were in ‘07, July of last year.

Operator

Your next question comes from the line of [Rob Waldemuth].

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

How are you? Who is on the line?

Rob Waldemuth — Analyst

Rob, I had a question about the preferreds I wondered if there were any plans on buying back the preferreds?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

That would be were premature for me to say. Again, that is up to the board of directors to make the ultimate decision. If I can buy back preferreds at deep discounts, it would be crazy not to.

Rob Waldemuth — Analyst

Okay. Makes sense to me. I also wanted to ask you a question about the auction company. Can you give us some idea what the revenues are, maybe like the revenues for the last 12 months, ballpark for that company?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

I’m not at liberty to disclose that. It is a privately held company and that’s just something that I won’t do.

Rob Waldemuth — Analyst

Okay. Joe, would you — just as an institutional investor, I know — I’m fairly certain there would be demand for this type of stock, have you ever considered doing an IPO with that type of company?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Again, I can’t speculate on that but I will say — let me just say this:we have looked at every strategic opportunity from repurchasing stock to buying back preferreds, to maximizing the opportunities such as spinning off one of our companies all the time. Trust me when I tell you that I’m in close contact with bankers on a number of different issues and like I said, we are not stupid. I have been laying in the weeds for the last 8 or 9 months and it has been the smartest thing to do. Now we have our head above the water a little bit and we are coming out of the surf flying and Todd is going to go home and probably get drunk tonight and we will be back to work tomorrow.

Rob Waldemuth — Analyst

Okay. Just, to reiterate I do think if you were to spin off that privately held company and did some sort of IPO, I do think there would be a lot of demand for that product. Then the final thing I wanted to get your thoughts on if you had a situation arise again like — I believe it was in mid March it happened — where a large investment bank had to basically dump a large amount of Alt-A type mortgage paper on the market, which caused some margin calls for some of your colleagues like what happened with Thornburg, et cetera, if that were to happen again, would that have any —

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

I think you are referring to Thornburg —

Rob Waldemuth — Analyst

That’s what I said.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

That’s a business model that I’m looking at. There was nothing wrong with that paper. That’s a classic — I mean, as I recall, I think their delinquencies were somewhere around 2.5%. There was nothing wrong with that paper. That’s a classic example of a run on a basically a good company. Unfortunately, I think they had a flaw somewhere along the line in their hedging strategies and their borrowing strategies. I don’t think they believe that the market that we were experiencing was ever going to catch up with them. So if I were a bank and I saw assets that I could seize that would off set the losses on the other side of my balance sheet, I would go ahead and margin call them too and take those assets because they are a good performing assets.

To answer your question, if that situation came along and I had the opportunity to go out and buy that product, I would buy it in a heart beat. Again, I will reiterate this is the largest industry in the nation. Everybody is running and panicking and the world is falling in and everything, the fact of the matter is people will keep buying homes. We see that in our auctions. In our auctions we have 6000 people show up at the LA convention center to buy 300 pieces of property. Everything is a matter of price.

Rob Waldemuth — Analyst

Well, Joe, just to reiterate my question, I will kind of turn it around a little bit. This is my final question. I will step aside here. What do you see as the biggest risk — is there any risk of further charge offs for Impac going forward?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Well, there is always risks. I think we have written them down to as much as we possibly can. We have hired a great guy to advise us and to help us to model all this. Do I think there will be charge offs like what we have experienced in the last nine months? Not even close. I mean, our stock price reflects the company’s that’s basically bankrupt and that couldn’t be further from the truth. The fact — you know, what people don’t really understand is our assets are in the form of CMOs we have to carry them on our balance sheet but we keep reiterating the extent of our losses are the extent of our investment. It is not the entire portfolio. I mean, if I — I don’t know how much we have written off as far as our overall equity investment, but we think that we have written it down to such a low value that if there is any kind of up take in the market, then you will see a reversal in the trend of what has been going on. Does that help you?

Rob Waldemuth — Analyst

It does. Thanks. Appreciate it.

Operator

Your next question comes from the line of Matthew Howlett.

Matthew Howlett - Fox-Pitt Kelton - Analyst

Thanks for taking my follow-up. To follow-up on that Joe when you are really the first Alt-A lender who says you are seeing stabilization in late stage delinquencies. My first question is, do you expect that trend to continue as we go onto the second half of the year could the delinquency curves tend to flatten out here are you seeing the same thing in early stage delinquencies. What is I didn’t remember outlook on home prices, California nationally over the next sort of two-years.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

I love being an expert on something I really don’t know anything about. I don’t know where home prices are going to go. I think there are a lot of other factors that are playing on the home prices besides the credit crunch. You have gas. You have food prices. You have Orange County alone, I think 21,000 jobs were lost. Do I think that the — my personal opinion, I think you are going to continue to see decline in the market. I think you will see it all the way through the end of this year and I think you will see things in ‘09 to take — start turning around. I mean, there is a lot, a lot of foreclosures and losses that lenders have to work their way through. It is time consuming. One of the reasons for the auction business was that it increased — it decreased the marketing time — I think when we first started a year ago, in the first — I’m doing this from memory — in the first four or five months of ‘07 we were successfully marketed 41 properties. In our first auction we got rid of in — that took — I don’t know six, seven months — in our first auction we got rid of over 100 properties in one day. So what was the other part of your question?

Matthew Howlett - Fox-Pitt Kelton - Analyst

On delinquency trends, as it relates to your portfolio specifically —

Joseph Tom kinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Let me talk a little bit about the delinquency trends, if the portfolio continues to decline, just the declination in the portfolio, you will see inherent climb in the delinquencies because we are not adding anything to the portfolio and we haven’t done so in a very, very long time. As far as stabilizing it, it is a little bit too early to tell you that but — let me just give you just figures and again I have to preface that it is not audited and I don’t want Todd to get too drunk tonight thinking he is going to jail – our delinquencies increased by 10 basis points but in our overall delinquency was somewhere around 15% but then again our portfolio came down from roughly $20 billion to somewhere around 17 or $17.3 billion, just that decrease in the portfolio, you will see an increase in your delinquency as a percentage. I mentioned briefly that we had a lot of loss mitigation efforts going on. In July of ‘07 we did 211 work outs which was a 6% cure rate for 90 plus accounts. In March of 2008 alone – this is to give you an example of the improvements that we have made – we did 1633 work outs. That was in one month. We continue to see an increase in the work outs. In the quarters ending ‘03 and the quarter ‘07 we did roughly 2931 work outs. As you can see, we began to really put some efforts on that. In the first quarter of ‘08, we did 3966 work outs.

Since tracking the work outs beginning in July, we have cured 6897 delinquent accounts. As I mentioned in the prepared remarks REOs 200 days plus 84% of those are under contract. As far as REOs last month we sold in one month 232. That’s the best month since we started tracking those actual sales back in August of ‘07. As you can see, I can’t sit here and say when is it going to stabilize but you can see that the trends are beginning to work in I think in our favor. Does that help?

Matthew Howlett - Fox-Pitt Kelton - Analyst

Yes to add on that I know it is probably too early to look at residual cash flows in 2009 I assume these workouts are beneficial to the residual holders, you guys, despite a lower interest rate if things do stabilize, short-term interest rates do stay low could the cash flows from your seasoned portfolio increase from 50 to 60 next year in ‘09 given a lot of these trusts will be entering their step down date and you will be beginning to get principal back. Is it too early to look at that?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Let me see, I have five people in this room shaking their head don’t comment on something like that. So I’m going to comment anyway — no.

Matthew Howlett - Fox-Pitt Kelton - Analyst

Thanks, Joe.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

It would be way too early to comment on something like that.

Matthew Howlett - Fox-Pitt Kelton - Analyst

Well congratulations, guys.

Operator

We have reached the a allotted time for the Q and A section. I would like to turn the call back to management for closing remarks.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

I don’t have anything more in closing other than I appreciate those individuals that participated in the phone call and I assure you that we are working very hard to finish this year and return the company to a company that actually is turning profits. So having said that, thank you again

Operator

This does conclude today’s conference call, you may disconnect.

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